Exhibit 99.3

Verastem Oncology Announces Up to $60 Million Private Placement Offering of Series B Preferred Convertible Stock

BOSTON – January 24, 2023 – Verastem Oncology (Nasdaq:VSTM), a biopharmaceutical company committed to advancing new medicines for patients with cancer, today announced that it has entered into a definitive agreement to sell approximately 2.1 million shares of its Series B Convertible Preferred Stock (the “Preferred Stock”) to affiliates of BVF Partners L.P. in a private placement to raise aggregate gross proceeds of up to approximately $60 million in two tranches, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. The initial tranche, consisting of 1.2 million shares of Preferred Stock for gross proceeds of approximately $30 million, representing a purchase price per share equal to $0.5901, is anticipated to close on January 27, 2023, subject to the satisfaction of customary closing conditions. The second tranche, consisting of 0.9 million shares of Preferred Stock for gross proceeds of approximately $30 million, resulting in a purchase price per share equal to $0.75, will close within seven trading days of the Company’s common stock trading for a 10-day volume weighted average price of at least $1.125 per share with aggregate trading volume during the same 10-day period of at least $25 million within 18 months from the closing date of the initial tranche.

Truist Securities acted as sole placement agent for the private placement.

The shares of Preferred Stock are convertible into the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at the option of the holders at any time, subject to certain limitations, at a conversion rate equal to $0.5901 per share, a premium above the 5 day average closing price of $.5860 as of January 24, 2023. The holders will initially be prohibited from converting Preferred Stock into Common Stock if, as a result of such conversion, any holder, together with its affiliates, would beneficially own 9.99% or more of the total Common Stock then issued and outstanding immediately following the conversion of such shares of Preferred Stock.

Shares of Preferred Stock will have no voting rights, except as required by law and except that the consent of a majority of the holders of the outstanding Preferred Stock will be required to amend the terms of the Preferred Stock. In the event of the Company’s liquidation, dissolution or winding up, holders of Preferred Stock are entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Company to the holders of the Common Stock, an amount equal to $1.00 per share of Preferred Stock (“Liquidation Preference”). After payment of the Liquidation Preference, each holder of shares of Preferred Stock shall be entitled to participate pari passu with the holders of the Common Stock on an as-converted basis. Holders of Preferred Stock are entitled to receive when, as and if dividends are declared and paid on the Common Stock, an equivalent dividend, calculated on an as-converted basis. Shares of Preferred Stock are otherwise not entitled to dividends.

The Preferred Stock ranks (i) senior all of the Common Stock; (ii) senior to all other classes and series of equity securities of the Corporation that by their terms do not rank senior to the Preferred Stock; (iii) senior to all shares of the Company’s Series A Convertible Preferred Stock; (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Preferred Stock; (v) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Preferred Stock; and (vi) junior to all of the Company’s existing and future debt obligations.

Verastem intends to use the net proceeds from the private placement for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, milestone payments under in-license agreements, and possible acquisitions.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or any state or other applicable jurisdiction's securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions' securities laws. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission registering the resale of the Preferred Stock and the shares of Common Stock issuable upon the conversion of the Preferred Stock issued in the private placement no later than the 10th day after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

About Verastem Oncology

Verastem Oncology (Nasdaq: VSTM) (Verastem, Inc.) is a development-stage biopharmaceutical company committed to the development and commercialization of new medicines to improve the lives of patients diagnosed with cancer. Our pipeline is focused on novel small molecule drugs that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, including RAF/MEK inhibition and focal adhesion kinase (FAK) inhibition.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including without limitation, statements regarding the expected timing for the closing of either tranche of the private placement, the expectation that the second tranche will close, and the expected use of proceeds from the private placement. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements, including, without limitation, whether or not the Company will be able to consummate the private placement on the timeline or with the terms anticipated, if at all. The reader is cautioned not to rely on these forward-looking statements. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission (“SEC”) on March 28, 2022 and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Verastem Oncology’s views as of the date hereof, and the Company does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Dan Calkins

Investor Relations

+1 781-469-1694

dcalkins@verastem.com

Nate LiaBraaten
+1 212-600-1902
nate@argotpartners.com

Media:
Lisa Buffington
Corporate Communications
+1 781-292-4205
lbuffington@verastem.com

# # #